Exhibit 4.13

Supplementary Agreement to the Amended and Restated Equity Pledge Agreement

Pledgee: Beijing Dangdang Information Technology Co., Ltd.

Pledgor:

Name: Peggy Yu Yu,

Identification Card No.:

Name: Guoqing Li

Identification Card No.:

(Peggy Yu Yu and Guoqing Li are hereinafter referred to collectively as the “Pledgors”.)

With respect to the Amended and Restated Equity Pledge Agreement entered into by and between the Pledgee and the Pledgors as of July 23, 2010 (the “Original Agreement”), upon mutual consultation, the Pledgee and the Pledgors hereby agree as follows in Beijing, PRC on December 30, 2012:

1.	Article 10 of the Original Agreement is hereby modified as:

“Article 10: Termination

This Agreement shall terminate upon the Pledgee’s exclusive call option has been fully exercised, and the Pledgee shall cancel or terminate this Agreement as soon as reasonably practicable. If any of the other agreements has been terminated, then this Agreement may be terminated by the Pledgee.”

2.	The other provisions of the Original Agreement shall remain unchanged. This Agreement shall be executed in three (3) counterparts, each Party holding one (1) original.

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[Execution Page]

IN WITNESS WHEREOF, the Parties or their respective authorized representative have caused this Agreement to be executed as of the date and in the place first above written.

Pledgee: Beijing Dangdang Information Technology Co., Ltd.

Authorized representative	(signature):	/s/ Guoqing Li
(stamp):

Pledgor:	Peggy Yu Yu	Guoqing Li

	Signature: /s/ Peggy Yu Yu	Signature: /s/ Guoqing Li

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